Exhibit A

NORTHERN LIGHTS FUND TRUST III

CLASS R

MASTER DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

Date Last Amended: February 3, 2015

Fund Name	Maximum Authorized Rate	Currently Approved Rate	Distributor
HCM Tactical Growth Fund	0.10%	0.10%	Northern Lights Distributors, LLC
HCM Dividend Sector Plus Fund	0.10%	0.10%	Northern Lights Distributors, LLC

Acknowledged and Approved by:

Northern Lights Fund Trust III: By: /s/ Andrew Rogers Andrew Rogers, President	Northern Lights Distributors, LLC: By: /s/ Brian Nielsen Brian Nielsen, Chief Executive Officer